News Release                                                        Exhibit 99.1

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                                        For Release: Immediately
                                                        Date: November 6, 2008
                                                        Contact:  Clemente Teng
                                                        (818) 244-8080

  PUBLIC STORAGE REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2008
               AND DECLARES A SPECIAL DIVIDEND OF $0.60 PER SHARE

GLENDALE, CALIFORNIA - Public Storage (NYSE:PSA) announced today operating results for the third quarter ended September 30, 2008.

OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008:
----------------------------------------------------------------

Net income for the three months ended September 30, 2008 was $137.3 million compared to $152.8 million for the same period in 2007, representing a decrease of $15.5 million. This decline is primarily due to the impact of a $53.2 million foreign exchange loss during the quarter ended September 30, 2008 as compared to an exchange gain of $30.4 million in the same period in 2007, offset by reduced depreciation and amortization expense and improvements in operating income with respect to our domestic self-storage facilities.

The foreign currency exchange gains and losses relate primarily to intercompany loans due from Shurgard Europe. The foreign currency gains and losses were due to changes in the value of the U.S. Dollar relative to the Euro during each period when converting these Euro denominated loans to U.S. Dollars for
financial   reporting   purposes.   See  "Shurgard  Europe"  below  for  further
information.

Amortization expense for the quarter ended September 30, 2008, with respect to domestic intangible assets obtained in the August 22, 2006 acquisition of Shurgard Storage Centers, Inc. (the "Shurgard Merger") decreased by $27.1 million as compared to the same period in 2007.

Net operating income (before depreciation and amortization) with respect to our domestic operations increased $15.3 million in the three months ended September 30, 2008 as compared to the same period in 2007 due to an increase of $8.8 million with respect to our domestic same-store operations combined with an increase of $6.5 million with respect to our non-stabilized facilities.

For the three months ended September 30, 2008, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $71.6 million or $0.42 per common share on a diluted basis compared to $87.1 million or $0.51 per common share on a diluted basis for the same period in 2007, representing a decrease of $15.5 million or $0.09 per common share on a diluted basis. These decreases are due primarily to the impact of the factors described above with respect to the decline in our net income.

For each of the three months ended September 30, 2008 and 2007, we allocated $60.3 million of our net income to our preferred shareholders based on distributions paid during each period.

Weighted average diluted common shares were 168,919,000 and 170,085,000, respectively, for the three months ended September 30, 2008 and 2007. The decline is due to share repurchases in the first quarter of 2008.

OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008:
---------------------------------------------------------------

Net income for the nine months ended September 30, 2008 was $783.5 million compared to $289.6 million for the same period in 2007, representing an improvement of $493.9 million. This improvement is primarily due to a gain of $341.9 million recognized on the disposition of a 51% interest in Shurgard Europe on March 31, 2008 (see "Shurgard Europe" below for further information), improvements in operating income with respect to our domestic self-storage facilities and reduced amortization expense, offset by a foreign exchange loss of $12.2 million for the nine months ended September 30, 2008 as compared to a foreign exchange gain of $41.0 million in the same period in 2007.

Net operating income (before depreciation and amortization) with respect to our domestic operations increased $37.9 million in the nine months ended September 30, 2008 as compared to the same period in 2007 due to an increase of $22.1 million with respect to our domestic same-store operations combined with an increase of $15.8 million with respect to our non-stabilized facilities.

Amortization expense for the nine months ended September 30, 2008, with respect to domestic intangible assets obtained in the Shurgard Merger decreased by $103.9 million compared to the same period in 2007.

For the nine months ended September 30, 2008, net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $586.4 million or $3.47 per common share on a diluted basis compared to $97.2 million or $0.57 per common share on a diluted basis for the same period in 2007, representing an improvement of $489.2 million or $2.90 per common share on a diluted basis. These improvements are due primarily to the impact of the factors described above with respect to the improvement in our net income.

For the nine months ended September 30, 2008 and 2007, we allocated $181.0 million and $176.4 million of our net income, respectively, to our preferred shareholders based on distributions paid each period. The year-over-year increase is due primarily to the issuance of additional preferred securities in 2007.

Weighted average diluted common shares were 168,988,000 and 170,166,000, respectively, for the nine months ended September 30, 2008 and 2007. The decline is due primarily to share repurchases in the first quarter of 2008.

FUNDS FROM OPERATIONS:
----------------------

For the three month periods ended September 30, 2008, funds from operations ("FFO") declined to $1.09 per common share on a diluted basis as compared to $1.43 per common share for the same period in 2007, representing a decrease of $0.34 per common share or 23.8%. For each of the nine months ended September 30, 2008 and 2007, FFO was $3.58 per common share on a diluted basis.

For the three months ended September 30, 2008, FFO was impacted by (i) foreign currency exchange and derivative losses totaling $53.2 million, (ii) a loss with respect to damage to our facilities, and tenant insurance claims expense, caused by Hurricane Ike aggregating $1.1 million and (iii) a change in accounting estimate associated with our tenant insurance operations resulting in a $7.0 million decrease to our ancillary cost of operations during the quarter. For the three months ended September 30, 2007, FFO was impacted by (i) foreign currency exchange and derivative gains totaling $30.5 million, (ii) development costs that were included in general and administrative expense with respect to terminated projects totaling $1.3 million, and (iii) an impairment charge included in discontinued operations with respect to the closure of a containerized storage facility totaling $0.9 million.

For the nine months ended September 30, 2008, FFO has been impacted by (i) foreign currency exchange and derivative losses totaling $12.2 million (a gain of $42.1 million for the same period in 2007), (ii) a loss with respect to damage to our facilities, and tenant insurance claims expense, caused by Hurricane Ike aggregating $1.1 million, (iii) a change in accounting estimate associated with our tenant insurance operations resulting in a $7.0 million reduction in ancillary operating expenses during the period and (iv) incentive compensation with respect to our disposition of an interest in Shurgard Europe included in general and administrative expense totaling $27.9 million. FFO for the nine months ended September 30, 2007 was also impacted by (i) expenses related to our proposed offering of shares in our European business totaling $9.6 million, (ii) expenses incurred in connection with the Shurgard Merger totaling approximately $5.3 million, (iii) expenses related to our reorganization as a Maryland REIT totaling approximately $2.0 million, (iv) an increase in insurance proceeds with respect to damage caused by Hurricane Katrina of $2.7 million and (v) development costs that are included in general and administrative expense with respect to terminated projects totaling $1.6 million, (vi) an impairment charge included in discontinued operations with respect to the closure of a containerized storage facility totaling $0.9 million.

The following table provides a summary of the impact of these items that have occurred during the three and nine months ended September 30, 2008 and 2007:


                                                      Three Months Ended September 30,     Nine Months Ended September 30,
                                                      ---------------------------------   ----------------------------------
                                                                            Percentage                           Percentage
                                                        2008      2007        Change        2008       2007        Change
                                                      --------  ---------   -----------   ---------  ---------   -----------

FFO per common share prior to adjustments for the
   following items...............................     $  1.37    $  1.27        7.9%       $  3.79     $ 3.43      10.5%

Foreign currency exchange and derivative gains /
   (loss), net...................................       (0.31)      0.18                     (0.07)      0.25
Casualty loss and tenant insurance losses
   associated with Hurricane Ike.................       (0.01)         -                     (0.01)         -
Change in accounting estimate - ancillary
   operations....................................        0.04          -                      0.04          -
Incremental incentive compensation...............           -          -                     (0.17)         -
Costs and expenses incurred in connection with the
   proposed offering of shares in Shurgard Europe           -          -                         -      (0.06)
Costs and expenses incurred in connection with the
   Shurgard Merger...............................           -          -                         -      (0.03)
   Costs to reorganize as a Maryland REIT........           -          -                         -      (0.01)
Increase in insurance proceeds - casualty gain...           -          -                         -       0.02
Cancellation of development projects.............           -      (0.01)                        -      (0.01)
Impairment charges on containerized storage
   operations....................................           -      (0.01)                        -      (0.01)
                                                      --------  ---------                 ---------  ---------
FFO per common share, as reported................     $  1.09    $  1.43      (23.8)%      $  3.58    $  3.58       0.0%
                                                      ========  =========                 =========  =========

FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

As previously noted, we have received net proceeds totaling approximately $609.1 million in connection with our March 31, 2008 disposition of a 51% interest in Shurgard Europe. These funds were invested in short-term liquid investments earning interest at interest rates averaging approximately 2.2%.

PROPERTY OPERATIONS - SAME STORE FACILITIES:
--------------------------------------------

The following table summarizes the historical operating results of 1,789 facilities that were all stabilized as of January 1, 2006 and contain approximately 109.4 million net rentable square feet, representing approximately 87% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2008. These facilities include 416 facilities acquired in August 2006 in connection with the Shurgard Merger.

SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,789 FACILITIES):
------------------------------

                                                      Three Months Ended September 30,           Nine Months Ended September 30,
                                                     --------------------------------------   --------------------------------------
                                                                                Percentage                                Percentage
                                                        2008          2007        Change          2008            2007      Change
                                                     ----------- -------------  -----------   --------------  ----------- ----------
                                                                  (Dollar amounts in thousands, except weighted average data)


Revenues:
    Rental income.................................   $  329,280   $   322,095         2.2%     $   964,127    $  938,063    2.8%
    Late charges and administrative fees collected       14,753        14,022         5.2%          42,099        40,367    4.3%
                                                     ----------- -------------  -----------   --------------  ----------- ----------
    Total revenues (a)............................      344,033       336,117         2.4%       1,006,226       978,430    2.8%

Cost of operations:
    Property taxes................................       33,465        32,340         3.5%          99,696        95,768    4.1%
    Direct property payroll.......................       21,467        21,364         0.5%          66,217        66,084    0.2%
    Media advertising.............................        1,998         4,044       (50.6)%         17,512        16,453    6.4%
    Other advertising and promotion...............        4,348         4,180         4.0%          13,211        13,840   (4.5)%
    Utilities.....................................        9,295         8,401        10.6%          25,581        24,417    4.8%
    Repairs and maintenance.......................        9,096        10,286       (11.6)%         29,804        30,136   (1.1)%
    Telephone reservation center..................        2,970         2,751         8.0%           8,986         8,619    4.3%
    Property insurance............................        2,458         3,003       (18.1)%          8,167         9,830  (16.9)%
    Other costs of management.....................       20,717        20,299         2.1%          64,169        62,524    2.6%
                                                     ----------- -------------  -----------   --------------  ----------- ----------
  Total cost of operations (a)....................      105,814       106,668        (0.8)%        333,343       327,671    1.7%
                                                     ----------- -------------  -----------   --------------  ----------- ----------
Net operating income (before depreciation and
   amortization) (b) .............................      238,219       229,449         3.8%         672,883       650,759    3.4%
Depreciation and amortization expense (c).........      (75,154)      (96,162)      (21.8)%       (234,784)     (320,158) (26.7)%
                                                     ----------- -------------  -----------   --------------  ----------- ----------
Operating income..................................   $  163,065   $   133,287        22.3%     $   438,099    $  330,601   32.5%
                                                     =========== =============  ===========   ==============  =========== ==========
Gross margin (before depreciation and amortization)       69.2%         68.3%         1.3%           66.9%         66.5%    0.6%
Weighted average for the period:
  Square foot occupancy (d).....................          90.5%         90.1%         0.4%           90.1%         90.0%    0.1%
   Realized annual rent per occupied square foot
     (e) (g)......................................   $    13.30   $     13.06         1.8%     $     13.04    $    12.70    2.7%
  REVPAF (f) (g)..................................   $    12.04   $     11.77         2.3%     $     11.75    $    11.43    2.8%


Weighted average at September 30:
  Square foot occupancy...........................                                                   89.4%         89.1%    0.3%
  In place annual rent per occupied square foot (h)                                            $     14.37    $    14.11    1.8%
Total net rentable square feet (in thousands).....                                                 109,436       109,436      -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation and amortization) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Depreciation and amortization expense for the three and nine months ended September 30, 2008 decreased primarily due to a reduction in amortization expense related to intangible assets that we obtained in the Shurgard Merger.

d) Square foot occupancies represent weighted average occupancy levels over the entire period.

e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

h)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):


                                                                     Three Months Ended
                                                ------------------------------------------------------------
                                                  March 31        June 30     September 30     December 31       Full Year
                                                -------------   ------------ --------------  ---------------   ---------------
Total revenues (in 000's):
  2008.....................................      $  326,781      $  335,412   $  344,033
  2007.....................................      $  317,169      $  325,144   $  336,117      $    327,885      $ 1,306,315

Total cost of operations (excluding depreciation
 and amortization expense) (in 000's):
  2008.....................................      $  115,347      $  112,182   $  105,814
  2007.....................................      $  110,523      $  110,480   $  106,668      $     98,557      $   426,228

Property taxes (in 000's):
  2008.....................................      $   33,705      $   32,526   $   33,465
  2007.....................................      $   32,318      $   31,110   $   32,340      $     26,389      $   122,157

Media advertising (in 000's):
  2008.....................................      $    6,366      $    9,148   $    1,998
  2007.....................................      $    4,820      $    7,589   $    4,044      $      2,622      $    19,075

Other advertising and promotion
(in 000's):
  2008.....................................      $    4,130      $    4,733   $    4,348
  2007.....................................      $    4,633      $    5,027   $    4,180      $      3,874      $    17,714

REVPAF:
  2008.....................................      $    11.45      $    11.75   $    12.04
  2007.....................................            $11.12    $    11.40   $    11.77      $      11.50      $     11.45

Weighted average realized annual rent per
 occupied square foot for the period:
  2008.....................................      $    12.89      $    12.92   $    13.30
  2007.....................................      $    12.52      $    12.54   $    13.06      $      13.02      $     12.79

Weighted average square foot occupancy levels
 for the period:
  2008.....................................           88.8%           91.0%        90.5%
  2007.....................................           88.8%           90.9%        90.1%             88.3%            89.5%


SHURGARD EUROPE:
----------------

As previously announced, on March 31, 2008, an institutional investor acquired a 51% interest in Shurgard Europe's operations. Public Storage owns the remaining 49% interest and is the managing member of the newly formed joint venture that now owns Shurgard Europe's operations. As a result of this transaction we began accounting for our investment in Shurgard Europe under the equity method effective March 31, 2008.

The intercompany loans to Shurgard Europe are denominated in Euros. At September 30, 2008, the loans totaled (euro)391.9 million ($566.1 million). No additional loans were made during the quarter ended September 30, 2008. The loans currently are not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time. Based primarily upon the change in estimated U.S. Dollars to be received caused by fluctuation in currency exchange rates, foreign currency translation losses of $53,172,000 and $12,160,000 were recorded in the three and nine months ended September 30, 2008, respectively (gains of $30,384,000 and $40,977,000, respectively, during the same periods in 2007).

During the nine months ended September 30, 2008, we incurred $27.9 million of incentive compensation expense with respect to the March 31, 2008 Shurgard Europe transaction. This amount is included in our general and administrative expense. No incentive compensation amounts were incurred in the quarter ended September 30, 2008.

Shurgard Europe has an interest in 178 facilities (9.3 million net rentable square feet) located in seven Western European countries. Included in this total are 74 facilities (3.7 million net rentable square feet) that are owned in two joint ventures in which Shurgard Europe has a 20% interest. The two joint ventures collectively had approximately $369 million of outstanding debt payable to third parties at September 30, 2008, which is non-recourse to Shurgard Europe and due May 2009 ($178 million) and July 2009 ($191 million), respectively. A facility located in London, England was not included in the Shurgard Europe transaction discussed above. This facility is wholly owned by Public Storage, but continues to be managed by Shurgard Europe for a fee.

At September 30, 2008, Shurgard Europe had seven newly developed facilities under construction (407,000 net rentable square feet), with total estimated costs of approximately $67.6 million, of which $26.3 million had been incurred as of September 30, 2008. They also have three expansion projects (110,000 net rentable square feet) with $27.5 million in estimated development costs, of which approximately $16.7 million has been incurred as of September 30, 2008. Additionally, they also have five sites under development (230,000 net rentable square feet) with $39.9 million in estimated development costs. The development of these facilities is subject to various risks and contingencies. During the third quarter of 2008, Shurgard Europe terminated plans for future development and will wind down its development program as existing sites are completed.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES:
---------------------------------------------

During the third quarter of 2008, we acquired two self-storage facilities in Las Vegas, Nevada with net rentable square feet of 157,000 for an aggregate purchase price of $10.6 million. We also completed two U.S. expansion projects at a total cost of $5.2 million adding 65,000 net rentable square feet and one European expansion project located in London, England at a total cost of $5.9 million with 21,000 net rentable square feet.

At September 30, 2008, we had 19 projects that were either under construction or were expected to begin construction generally within the next year, comprised of two newly developed self-storage facilities (119,000 net rentable square feet) in the United States for a total estimated cost of $18.5 million and 17 projects (791,000 net additional rentable square feet) in the United States, which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $82.8 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

ACQUISITION OF INTEREST IN ACQUISITION JOINT VENTURE:
-----------------------------------------------------

On July 21, 2008, we acquired the remaining interest that we did not own in an affiliated partnership from an institutional investor for an aggregate purchase price of $45.8 million. The partnership owns 12 self-storage facilities (861,000 net rentable square feet). The purchase price included the repayment of approximately $38.4 million of debt due to the investor (bearing interest at 8.5% per annum) and the acquisition of its equity for approximately $7.4 million.

SHARE REPURCHASES:
------------------

As disclosed previously, our Board of Trustees has authorized the repurchase from time to time of up to 35,000,000 of our common shares on the open market or in privately negotiated transactions.

During the first quarter of 2008, we repurchased a total of 1,520,196 common shares for an aggregate of approximately $111.9 million. We have 11,278,084 shares remaining on our repurchase authorization at November 6, 2008.

LIQUIDITY POSITION:
-------------------

At September 30, 2008, we have approximately $789 million of unrestricted cash on hand and have access to an additional $300 million line of credit. The line of credit does not expire until March 30, 2012.

At September 30, 2008, outstanding debt totaled $646.1 million, with no significant maturities until 2011 ($228 million of maturities) and 2013 ($253 million of maturities). Our capital commitments include $56 million in remaining commitments to complete our domestic development pipeline. If Shurgard Europe acquires its partner's interest in two joint ventures and is unable to obtain third-party financing, we have agreed to loan Shurgard Europe up to (euro)305 million ($441 million at September 30, 2008) for the acquisition. The acquisition of these interests is contingent upon a number of items, including the outcome of arbitration proceedings with respect to the joint ventures and whether we assent to such an acquisition.

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the nine months ended September 30, 2008, our funds from operations available to distribute to common shareholders ("FAD") exceeded our common distributions by approximately $276 million. Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

DISTRIBUTIONS DECLARED:
-----------------------

On November 6, 2008 our Board of Trustees declared a special dividend of $0.60 per common share. In addition, our Board of Trustees also declared a regular common dividend of $0.55 per common share, a dividend of $0.6125 per share on the Equity Shares, Series A and dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2008 to shareholders of record as of December 15, 2008.

THIRD QUARTER CONFERENCE CALL:
------------------------------

A conference call is scheduled for Friday, November 7, 2008 at 10:00 a.m. (PST) to discuss the third quarter ended September 30, 2008 earnings results. The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 66989380). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 66989380). A replay of the conference call may be accessed through November 20, 2008 by calling (800) 642-1687 (domestic), or (706) 645-9291 (international), or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." All forms of replay utilize conference ID number 66989380.

ABOUT PUBLIC STORAGE:
---------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At September 30, 2008, the Company had interests in 2,017 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 179 storage facilities located in seven Western European nations with approximately nine million net rentable square feet.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Q for the period ended September 30, 2008 expected to be filed on or before November 10, 2008, our other Quarterly Reports on Form 10-Q, and current reports on Form 8-K. These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination, adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters; risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)


Comparisons of our revenues and expenses for the three and nine months ended September 30, 2008 to the same periods in 2007 are significantly impacted by the acquisition by an institutional investor of a 51% interest in Shurgard Europe on March 31, 2008, which resulted in the deconsolidation of Shurgard Europe. Shurgard Europe's revenues and expenses after March 31, 2008 are excluded from our statement of operations and, instead, our 49% equity share of Shurgard Europe's operating results are included in the line item "equity in earnings of real estate entities" and we also record interest and other income with respect to (i) the interest received on our intercompany notes from Shurgard Europe and
(ii) license fee income.

                                                            Three Months Ended                Nine Months Ended
                                                             September 30, (a)                September 30, (a)
                                                      -------------------------------  -------------------------------
                                                           2008             2007            2008              2007
                                                      --------------   --------------  -------------    --------------
                                                                  (Amounts in thousands, except per share data)
Revenues:
    Self-storage rental income......................  $    393,326     $     427,798   $  1,199,491     $   1,237,378
    Ancillary operations............................        32,079            37,165         98,958           106,252
    Interest and other income (a)...................        11,485             3,257         25,343             6,337
                                                      --------------   --------------  -------------    --------------
                                                           436,890           468,220      1,323,792         1,349,967
                                                      --------------   --------------  -------------    --------------
Expenses:
    Cost of operations:
      Self-storage facilities ......................       121,833           143,371        407,102           441,200
      Ancillary operations  (b).....................         9,836            22,149         45,413            61,810
    Depreciation and amortization (c)...............        92,031           147,741        309,900           491,617
    General and administrative (d)..................         8,879            11,416         56,968            49,397
    Interest expense................................         9,099            15,257         35,187            48,772
                                                      --------------   --------------  -------------    --------------
                                                           241,678           339,934        854,570         1,092,796
                                                      --------------   --------------  -------------    --------------
 Income from continuing operations before equity in
   earnings of real estate entities, gain on
   disposition of real estate investments, casualty
   gain (loss), foreign currency exchange gain
   (loss), income (expense) from derivatives and
   minority interest in income......................       195,212           128,286        469,222           257,171
Equity in earnings of real estate entities (a)......         6,318             3,424         13,679            10,183
Gain on disposition of real estate investments (e)..         1,024                92        342,797             2,330
Casualty gain (loss)................................          (525)                -           (525)            2,665
Foreign currency exchange gain (loss) (f)...........       (53,172)           30,384        (12,160)           40,977
Income (expense) from derivatives, net..............             -               117            (43)            1,126
Minority interest in income allocable to:
 Preferred minority interests.......................        (5,403)           (5,403)       (16,209)          (16,209)
 Other partnership interests .......................        (5,208)           (2,901)       (12,143)           (5,402)
                                                      --------------   --------------  -------------    --------------
Income from continuing operations...................       138,246           153,999        784,618           292,841
Discontinued operations ............................          (915)           (1,233)        (1,132)           (3,193)
                                                      --------------   --------------  -------------    --------------
Net income..........................................  $    137,331     $     152,766   $    783,486     $     289,648
                                                      ==============   ==============  =============    ==============
Net income allocation:
    Allocable to preferred shareholders based on
      distribution paid...........................    $     60,333     $      60,333   $    180,999     $     176,424
    Allocable to Equity Shares, Series A............         5,356             5,356         16,068            16,068
    Allocable to common shareholders................        71,642            87,077        586,419            97,156
                                                      --------------   --------------  -------------    --------------
                                                      $    137,331     $     152,766   $    783,486     $     289,648
                                                      ==============   ==============  =============    ==============
Per common share:
    Net income per share - Basic....................  $       0.43     $        0.51   $       3.49     $        0.57
                                                      ==============   ==============  =============    ==============
    Net income per share - Diluted..................  $       0.42     $        0.51   $       3.47     $        0.57
                                                      ==============   ==============  =============    ==============
    Weighted average common shares - Basic..........       168,133           169,374        168,248           169,317
                                                      ==============   ==============  =============    ==============
    Weighted average common shares - Diluted........       168,919           170,085        168,988           170,166
                                                      ==============   ==============  =============    ==============

(a) Commencing March 31, 2008, we account for our investment in Shurgard Europe using the equity method of accounting. Accordingly, we no longer present Shurgard Europe's revenues, expenses and other operating items with respect to periods after March 31, 2008, and we instead reflect our pro-rata share of Shurgard Europe's operations as "equity in earnings of real estate entities" along with interest and other income related to the note receivable from Shurgard Europe. For the three and nine months ended September 30, 2008, included in equity in earnings of real estate entities is $2,260,000 and $3,717,000, respectively, related to our investment in Shurgard Europe. These earnings are comprised of our 49% equity share of Shurgard Europe's net loss, combined with $6,133,000 and $12,409,000 for the three and nine months ended September 30, 2008, respectively, representing 49% of the aggregate interest and trademark license income received from Shurgard Europe after March 31, 2008. Included in interest and other income for the three and nine months ended September 30, 2008, is an aggregate of $6,380,000 and $12,912,000, respectively, with respect to the note receivable from Shurgard Europe and trademark license fees, representing 51% of the aggregate interest and trademark license income received from Shurgard Europe after March 31, 2008.

(b) Ancillary cost of operations for the three and nine months ended September 30, 2008 has decreased by $7.0 million as a result of a change in accounting estimate related to our tenant insurance operations.

(c) Depreciation and amortization expense for the three and nine months ended September 30, 2008 decreased when compared to the same period in 2007 primarily due to a $27.1 million and $103.9 million reduction, respectively, in amortization expense related to domestic intangible assets that we obtained in the Shurgard Merger, combined with the impact of the deconsolidation of Shurgard Europe.

(d) For the nine months ended September 30, 2008, general and administrative expense includes additional incentive compensation totaling $27.9 million associated with the disposition of an interest in Shurgard Europe. In addition, for the nine months ended September 30, 2007, we incurred additional expenses in connection with the proposed offering of shares of Shurgard Europe totaling approximately $9.6 million.

(e) Gain on disposition of real estate investments for the nine months ended September 30, 2008 includes a $341.9 million gain on our disposition of a 51% interest in Shurgard Europe.

(f) Our foreign exchange gains and losses are primarily related to our intercompany loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                                                                      September 30,      December 31,
                                                                          2008               2007
                                                                     (Unaudited) (a)
                                                                    ------------------ -----------------
                                                                       (Amounts in thousands,except
                                                                         share and per share data)

ASSETS
Cash and cash equivalents ....................................         $      789,294   $     245,444
Operating real estate facilities:
   Land and buildings, at cost................................             10,173,081      11,658,807
   Accumulated depreciation...................................             (2,317,190)     (2,128,225)
                                                                    ------------------ -----------------
                                                                            7,855,891       9,530,582
Construction in process.......................................                 45,419          60,324
                                                                    ------------------ -----------------
                                                                            7,901,310       9,590,906

Investment in real estate entities............................                600,161         306,743
Goodwill......................................................                174,634         174,634
Intangible assets, net........................................                 55,344         173,745
Note receivable from Shurgard Europe..........................                566,084               -
Restricted cash...............................................                 18,614          18,972
Other assets..................................................                 89,802         132,658
                                                                    ------------------ -----------------
       Total assets...........................................         $   10,195,243   $  10,643,102
                                                                    ================== =================

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable.................................................         $      646,059   $   1,031,847
Debt due to joint venture partner.............................                      -          38,081
                                                                    ------------------ -----------------
Accrued and other liabilities.................................                255,337         303,357
       Total liabilities......................................                901,396       1,373,285

Minority interest - preferred partnership interests...........                325,000         325,000
Minority interest - other partnership interests...............                 39,452         181,688

Shareholders' equity:
   Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 1,739,500 shares issued
    (in series) and outstanding (1,739,500 at December
     31, 2007), at liquidation preference.....................              3,527,500       3,527,500
   Common Shares of beneficial interest, $0.10 par value,
     650,000,000 shares authorized, 168,239,183 shares issued and
     outstanding (169,422,475 at December 31, 2007)...........                 16,824          16,943
   Equity Shares of beneficial interest, Series A, $0.01 par
     value, 100,000,000 shares authorized, 8,744.193 shares
     issued and outstanding at September 30, 2008 and December
     31, 2007.................................................                      -               -
   Paid-in capital............................................              5,558,579       5,653,975
   Cumulative net income......................................              4,744,313       3,960,827
   Cumulative distributions paid..............................             (4,921,750)     (4,446,181)
   Accumulated other comprehensive income.....................                  3,929          50,065
                                                                    ------------------ -----------------
     Total shareholders' equity...............................              8,929,395       8,763,129
                                                                    ------------------ -----------------
       Total liabilities and shareholders' equity.............         $   10,195,243   $  10,643,102
                                                                    ================== =================

(a) On March 31, 2008, an institutional investor acquired a 51% interest in our European operations. As a result of the transaction, effective March 31, 2008 we no longer consolidate the accounts of Shurgard Europe and account for our investment on the equity method of accounting.

Shurgard European Same Store Selected Operating Data
----------------------------------------------------

The operating data presented in the table below for each period reflects the historical data for the European Same Store Portfolio of 96 facilities that have been operated on a stabilized basis since January 1, 2006. As described more fully in "Shurgard Europe" above, we deconsolidated Shurgard Europe effective March 31, 2008 and, accordingly, the revenues and cost of operations for the quarter ended September 30, 2008 are not included in our income statements.

SELECTED  OPERATING  DATA  FOR  THE  96  FACILITIES
---------------------------------------------------
OPERATED BY SHURGARD  EUROPE ON A  STABILIZED  BASIS
-----------------------------------------------------
SINCE JANUARY 1, 2006 ("EUROPE   SAME  STORE
--------------------------------------------
FACILITIES"): (UNAUDITED)
------------------------

                                                         Three Months Ended September 30,          Nine Months Ended September 30,
                                                       -------------------------------------    ------------------------------------
                                                                                  Percentage                              Percentage
                                                          2008         2007 (a)     Change         2008        2007 (a)     Change
                                                       -----------  ------------  ----------    ------------  ----------- ----------
                                                                   (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (a)
Revenues:
    Rental income.................................     $   34,629    $  34,533        0.3%      $   103,187   $  100,346      2.8%
    Late charges and administrative fees collected            602          346       74.0%            1,796        1,001     79.4%
                                                       -----------  ------------  ----------    ------------  ----------- ----------
    Total revenues (b)............................         35,231       34,879        1.0%          104,983      101,347      3.6%
                                                       -----------  ------------  ----------    ------------  ----------- ----------
Cost of operations (excluding depreciation and
 amortization):
    Property taxes ...............................          1,576        1,584       (0.5)%           4,737        4,446      6.5%
    Direct property payroll.......................          4,000        3,948        1.3%           11,796       11,922     (1.1)%
    Advertising and promotion.....................          1,025          785       30.6%            3,182        3,577    (11.0)%
    Utilities.....................................            782          672       16.4%            2,458        2,402      2.3%
    Repairs and maintenance.......................            854          848        0.7%            2,707        2,574      5.2%
    Property insurance............................            214          243      (11.9)%             648        1,015    (36.2)%
    Other costs of management.....................          4,566        4,730       (3.5)%          14,174       15,172     (6.6)%
                                                       -----------  ------------  ----------    ------------  ----------- ----------
  Total cost of operations (b)....................         13,017       12,810        1.6%           39,702       41,108     (3.4)%
                                                       -----------  ------------  ----------    ------------  ----------- ----------
   Net operating income (excluding depreciation and
   amortization) (c)..............................     $   22,214    $  22,069        0.7%      $    65,281   $   60,239      8.4%
                                                       ===========  ============  ==========    ============  =========== ==========
Gross margin (before depreciation and amortization)         63.1%        63.3%       (0.3)%           62.2%        59.4%      4.7%
Weighted average for the period:
  Square foot occupancy (d).......................          87.3%        91.0%       (4.1)%           87.2%        89.7%     (2.8)%
  Realized  annual rent per occupied  square foot (e)
(g)...............................................     $    30.02    $   28.72        4.5%      $     29.85   $    28.22      5.8%
  REVPAF (f) (g)..................................     $    26.20    $   26.13        0.3%      $     26.03   $    25.31      2.8%

Weighted average at September 30:
  Square foot occupancy...........................                                                    87.7%        91.4%     (4.0)%
  In place annual rent per occupied square foot (h)                                             $     31.54   $    29.96      5.3%
Total net rentable square feet (in thousands).....                                                    5,286        5,286        -

(a) For comparative purposes, these amounts are presented on a constant exchange rate basis. The amounts for the three and nine months ended September 30, 2007 have been restated using the actual exchange rate for the same periods in 2008. The exchange rate for the Euro relative to the U.S. Dollar averaged 1.504 and 1.521 for the three and nine months ended September 30, 2008, respectively, as compared to 1.374 and 1.344 for the same periods in 2007, respectively.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c) Net operating income (before depreciation and amortization) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet. Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                    Computation of Funds from Operations (a)
                                   (Unaudited)


                                                                              Three Months Ended             Nine Months Ended
                                                                                September 30,                  September 30,
                                                                         ---------------------------   -----------------------------
                                                                             2008           2007            2008           2007
                                                                         ------------   ------------   ------------   --------------
                                                                                (Amounts in thousands, except per share data)

Computation of Funds from Operations (FFO) allocable to Common Shares:
Net Income.............................................................  $   137,331    $   152,766    $   783,486     $   289,648
    Add back - depreciation and amortization...........................       92,031        147,741        309,900         491,617
    Add back - depreciation and amortization included in Discontinued
        Operations.....................................................            3            207             11             413
    Eliminate - depreciation with respect to non-real estate assets....          (66)          (111)          (191)           (317)
    Eliminate - gain on sale of real estate investments................       (1,024)           (92)      (342,797)         (2,330)
    Add back - Depreciation from unconsolidated real estate investments       21,198         11,519         56,191          32,553
    Add back - minority interest share of income.......................       10,611          8,304         28,352          21,611
                                                                         ------------   ------------   ------------   --------------
Consolidated FFO.......................................................      260,084        320,334        834,952         833,195
 Allocable to preferred minority interests.............................       (5,403)        (5,403)       (16,209)        (16,209)
Allocable to other minority interests..................................       (5,677)        (6,292)       (16,790)        (15,568)
                                                                         ------------   ------------   ------------   --------------
Remaining FFO allocable to our shareholders............................      249,004        308,639        801,953         801,418
Less: allocations to preferred and equity shareholders:
    Preferred shareholder distributions ...............................      (60,333)       (60,333)      (180,999)       (176,424)
    Equity Shares, Series A distributions..............................       (5,356)        (5,356)       (16,068)        (16,068)
                                                                         ------------   ------------   ------------   --------------
Remaining FFO allocable to Common Shares (a)...........................  $   183,315    $   242,950    $   604,886     $   608,926
                                                                         ============   ============   ============   ==============
Weighted average shares:
    Regular common shares..............................................      168,133        169,374        168,248         169,317
    Weighted average stock options and restricted share units
       outstanding using treasury method ..............................          786            711            740             849
                                                                         ------------   ------------   ------------   --------------
    Weighted average common shares for purposes of computing
       fully-diluted FFO per common share..............................      168,919        170,085        168,988         170,166
                                                                         ============   ============   ============   ==============
FFO per diluted common share (a).......................................  $      1.09    $      1.43    $      3.58     $      3.58
                                                                         ============   ============   ============   ==============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

                 Computation of Funds Available for Distribution
                                  (Unaudited)


                                                                   Three Months Ended              Nine Months Ended
                                                                      September 30,                   September 30,
                                                               ---------------------------    ----------------------------
                                                                   2008           2007            2008            2007
                                                               -----------    ------------    -----------    -------------
                                                                                 (Amounts in thousands)

Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Shares (a).......................       $ 183,315     $   242,950      $ 604,886     $   608,926
Add: Non-cash share-based compensation expense...........           3,505           2,446          9,763           7,314
Eliminate:  Non-cash foreign exchange and derivative (gains)
    losses...............................................          53,172         (30,501)        12,203         (42,103)
Less: Aggregate capital expenditures.....................         (41,058)        (20,646)       (72,629)        (49,453)
Add  back:  Capital  expenditures  for  Shurgard  rebranding
    effort...............................................               -               -              -           3,600
                                                               -----------    ------------    -----------    -------------
Funds available for distribution ("FAD") (b).............       $ 198,934     $   194,249      $ 554,223     $   528,284
                                                               ===========    ============    ===========    =============
Distribution to common shareholders......................       $  92,900     $    85,004      $ 278,502     $   255,022
                                                               ===========    ============    ===========    =============
Distribution payout ratio (b)............................           46.7%           43.8%          50.3%          48.3%
                                                               ===========    ============    ===========    =============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) Funds available for distribution ("FAD") represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of stock-based compensation expense, (iii) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures to maintain our facilities and (iv) elimination of any gain or loss on foreign exchange or from derivatives. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. FAD does not take into consideration required principal payments on debt. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA

          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                          Three Months Ended           Nine Months Ended
                                                              September 30,               September 30,
                                                        -------------------------  ----------------------------
                                                           2008          2007           2008           2007
                                                        ------------ ------------  -------------  -------------
                                                                         (Amounts in thousands)

Revenues for the Same Store facilities...............   $  344,033   $  336,117     $ 1,006,226    $  978,430

Revenues for other facilities (a): Development
facilities (year opened):
       2008..........................................           30            -             31              -
       2007..........................................          363          118            871            197
       2006..........................................        1,996        1,332          5,409          3,269
       2004 and 2005.................................        3,468        3,029          9,805          8,376
       Expansion facilities..........................       23,629       21,510         67,332         61,533
    Acquisition facilities (year acquired):
       2008..........................................          978            -          1,332              -
       2007..........................................        1,443          681          3,836            992
       2006 (b)......................................       17,386       15,567         49,927         46,251
    Shurgard Europe's wholly owned facilities........            -       34,117         36,935         98,200
    Shurgard Europe's joint venture facilities ......            -       15,327         17,787         40,130
                                                        ------------ ------------  -------------  -------------
Consolidated self-storage revenues (c)................  $  393,326   $  427,798     $ 1,199,491    $ 1,237,378
                                                        ============ ============  =============  =============

Cost of operations for the Same Store facilities......  $  105,814   $   106,668    $  333,343     $   327,671

Cost of operations for other facilities (a): Development
 facilities (year opened):
       2008..........................................           57            -             96              -
       2007..........................................          166            78           557             166
       2006..........................................          619           497         1,892           1,713
       2004 and 2005.................................        1,110         1,065         3,502           3,302
       Expansion facilities..........................        7,174         7,636        22,367          22,245
    Acquisition facilities (year acquired):
       2008..........................................          311            -            438              -
       2007..........................................          593           318         1,665             447
       2006 (b)......................................        5,989         5,853        18,588          19,100
    Shurgard Europe's wholly owned facilities........            -        12,423        14,333          39,376
    Shurgard Europe's joint venture facilities.......            -         8,833        10,321          27,180
                                                        ------------ ------------  -------------  -------------
Consolidated self-storage cost of operations (c)......  $  121,833   $   143,371    $  407,102     $   441,200
                                                        ============ ============  =============  =============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities.

(b) Includes 65 domestic facilities, and one facility located in London, England which we acquired in the merger with Shurgard that are not included in the Same Store facilities and are not owned by Shurgard Europe, along with 12 additional facilities acquired in 2006.

(c) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.